EXHIBIT 3.1
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
TASER INTERNATIONAL, INC.
(which is changing its name to Axon Enterprise, Inc.)

TASER INTERNATIONAL, INC. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.
This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Company’s Certificate of Incorporation filed with the Secretary of State of the State of Delaware on January 5, 2001 (as amended on April 20, 2001 and December 31, 2004, the “Certificate of Incorporation”).

2.	Article 1 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

1.	The name of the corporation is Axon Enterprise, Inc. (the “Corporation”).

3.	This Certificate of Amendment (and the amendment to the Certificate of Incorporation set forth herein) shall be effective at 12:00 p.m. Eastern Time on April 5, 2017.

4.	This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

5.	All other provisions of the Certificate of Incorporation shall remain in full force and effect.
IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by Douglas E. Klint, its General Counsel and Corporate Secretary, on April 5, 2017.

By:    ____________________________
Name:    Douglas E. Klint
Title:    General Counsel and Corporate     Secretary